Exhibit 99.2

(AMEX:GTA)

AT THE COMPANY

Michael C. Pearce

President and Chief Executive Officer

(843) 723-4653

FOR IMMEDIATE RELEASE

April 16, 2008

GOLF TRUST OF AMERICA, INC. ANNOUNCES CHANGE IN AUDITORS

CHARLESTON, SC, April 16, 2008 –  Golf Trust of America, Inc. (AMEX:GTA - News)(the “Company”) today announced that its Board of Directors has selected Cherry Bekaert & Holland, L.L.P. to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008. Cherry Bekaert replaces the Company’s previous independent registered accountants, BDO Seidman, LLP.

“We have enjoyed a very positive association with BDO over the years,” said Mike Pearce, Chief Executive Officer of Golf Trust, “However, we believe that Cherry Bekaert offers our shareholders an ideal combination of services and cost-efficiency. We look forward to working with the Cherry Bekaert team well  into the future.”

The change was recommended by the Company’s Audit Committee. The Company and BDO did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreement, if not resolved to the satisfaction of BDO, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements.

About Cherry Bekaert

Currently ranked among the top 30 certified public accounting firms in the United States, Cherry Bekaert & Holland (CB&H) serves over 25,000 valued clients with continuous emphasis on innovative, cost-effective and practical  services for over 60 years.

About Golf Trust

Golf Trust of America, Inc. was formerly a real estate investment trust.  From May 22, 2001 to November 8, 2007, the Company was engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders.   On November 8, 2007, the Company’s shareholders voted to exit its plan of liquidation and move forward as a going concern.  The Company is currently reviewing potential acquisition candidates.  Additional information, including an archive of all corporate press releases, is available on the Company’s website at www.golftrust.com.

# # #

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company also wishes to advise readers that the factors listed above and other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.